EXHIBIT 10.68

DEVELOPMENT AGREEMENT

BETWEEN THE

NORTHERN CHEYENNE TRIBE AND

FULL HOUSE RESORTS, INC.

DEVELOPMENT AGREEMENT

This Development Agreement is made as of this 24 day of May, 2005 by and between the NORTHERN CHEYENNE TRIBE, A FEDERALLY RECOGNIZED INDIAN TRIBE, (“TRIBE”), located at P.O. Box 128 Lame Deer, Montana 59043 and. FULL HOUSE RESORTS, INC., a Delaware Corporation (“FHRI”), 4670 So. Fort Apache Road, Suite 190, Las Vegas, Nevada 89147.

RECITALS

A. TRIBE is a federally recognized Indian tribe recognized as eligible by the Secretary of the Interior for the special programs and services provided by the United States to Indians because of their status as Indians and is recognized as possessing powers of self-government.

B. The U.S. holds land in trust for the benefit of TRIBE, pursuant to federal law, including the TRIBE’S recognized powers of self-government, and the Constitution, statutes and ordinances of TRIBE.

C. TRIBE possesses sovereign governmental powers over the Tribal Lands and desires to utilize the Tribal Lands to improve the economic conditions of TRIBE’s members.

D. FHRI has agreed to assist TRIBE in acquiring additional Tribal Lands, if needed, and in financing and developing the Gaming Facility.

E. TRIBE is negotiating a Management Agreement with FHRI whereby FHRI, subject to receipt of regulatory approvals, will manage the Gaming Facility (the “Management Agreement”).

F. FHRI and TRIBE desire to take all steps reasonably possible prior to the receipt of the regulatory approvals (i) to obtain a preliminary commitment for financing of the Gaming Facility, (ii) to select and develop the site for the Gaming Facility, (iii) to design the Gaming Facility, and (iv) to enter into contracts to construct and equip the Gaming Facility so that the Gaming Facility can be opened to the public as soon as possible after the receipt of all regulatory approvals.

G. TRIBE has selected FHRI to assist TRIBE to obtain financing for the gaming developments, and to furnish technical experience and expertise for the development and design of the developments, and for contracting for the construction, furnishing and equipping of the Gaming Facility.

H. TRIBE and FHRI intend that their relationship with regard to this Development Agreement shall be exclusive.

I. TRIBE and FHRI desire to enter into an agreement whereby the preliminary Gaming Facility design and development work (but not the Gaming Facility construction or operation) may proceed prior to receipt of regulatory approvals.

J. FHRI has agreed to certain terms and has represented to TRIBE that FHRI has the capabilities to provide professional management, funds and financing necessary to develop and construct the Gaming Facility, as defined herein, and to commence the operation of the Enterprise as outlined in this Agreement as consideration for the exclusive right to develop and manage the Gaming Facility pursuant to the Management Agreement, and for other development rights as described herein.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises herein contained, the receipt and sufficiency of which are expressly acknowledged TRIBE and FHRI hereby agree as follows:

ARTICLE 1

DEFINITIONS AND OBJECTIVES

Section 1.1 DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Management Agreement. In addition to other terms which are defined elsewhere in this Agreement, the following terms, for purposes of this Agreement, shall have the meanings set forth in this Section:

“AFFILIATE” means as to FHRI, any corporation, partnership, limited liability company, joint venture, trust, department or agency or individual controlled by, under common control with, or which controls, directly or indirectly FHRI and includes Gaming Entertainment (Montana) LLC.

“AGREEMENT” shall mean this Development Agreement.

“ARCHITECT” shall have the meaning described in Section 5.1.

“BIA” shall mean the Bureau of Indian Affairs under the Department of the Interior of the United States of America.

“CLASS II GAMING” shall mean Class II gaming as defined in the IGRA.

“CLASS Ill GAMING” shall mean Class Ill Gaming as defined in the IGRA.

“COMMENCEMENT DATE” shall mean the first date that the Gaming Facility is complete, open to the public and that Gaming is conducted in the Gaming Facility pursuant to the terms of the Management Agreement.

“COMMERCIAL DEVELOPMENT” shall mean Tribal economic development projects that are non-gaming in nature.

“COMPACT” shall mean Tribal-State Compact which TRIBE has executed or intends to negotiate and execute with the State for the conduct of Class III Gaming, and approved pursuant to the IGRA; as the same may, from time to time, be amended, or such other compact that may be substituted therefore.

“COMPLETION DATE” shall mean the date upon which FHRI receives:

(i) an architect’s certificate from the Architect chosen pursuant to this Agreement as having responsibility for the design and supervision of construction, equipping and furnishing of the Gaming Facility certifying that the Gaming Facility has been fully constructed substantially in accordance with the Plans and Specifications;

(ii) certification from FHRI or its designee, having responsibility to assure compliance with any operational standards stating that the Gaming Facility, as completed, is in substantial compliance with any such standards;

(iii) a permanent or temporary certificate of occupancy, if required, from any government authority or authorities pursuant to whose jurisdiction the Gaming Facility is to be constructed, permitting the use and operation of all portions of the Gaming Facility in accordance with this Agreement; and

(iv) certificates of such professional designers, inspectors or consultants or opinions of counsel, as FHRI may determine to be appropriate, verifying construction and furnishing of the Gaming Facility in compliance with all Legal Requirements.

“CONSTITUTION” shall mean the Constitution of the TRIBE. In the absence of a Constitution, “Constitution” shall mean the Tribal Jaws, ordinances, regulations, customs and traditions for the organization, control and operation of Tribal functions.

“CONTRACT DOCUMENTS” shall have the meaning described in Section 6.3.

“DESIGN AGREEMENT” shall have the meaning described in Section 5.1.

“DESIGN PACKAGES” shall have the meaning described in Section 5.1.

“DEVELOPMENT AGREEMENT” shall mean that certain agreement, of even date herewith, by and between FHRI and TRIBE, providing the terms under which FHRI and TRIBE will work exclusively together to develop certain Commercial and Gaming Development, and FHRI will advance certain specified loans to TRIBE and will cause to be financed and develop the Facility, including without limitation, design, construction, furnishing and equipping same.

“DESIGN PACKAGES” shall have the meaning described in Section 5.1.

“DEVELOPMENT BUDGET” shall have the meaning described in Section 5.2.

“EFFECTIVE DATE” shall mean the date five days following the date on which a II of the following listed conditions are satisfied:

(v) written approval of the Management Agreement is granted by the Chairperson of the NIGC;

(vi) written approval, as required by law, of the Note, the Loan Agreement, the Security and Reimbursement Agreement and the Interim Promissory Note, is granted by the Chairperson of the NIGC and/or the BIA; if required

(vii) written approval of a Tribal Gaming Ordinance (“Gaming Ordinance”) and of any other ordinances adopted by TRIBE relative to any of the documents referenced in the Management Agreement in form and substance satisfactory to FHRI as required by the NIGC or the BIA;

(viii) written confirmation, if required, that TRIBE, the State, and the NIGC, have approved background investigations of FHRI and any related parties subject to background investigations;

(ix) FHRI has received a certified copy of the ratifying Tribal resolution and Ordinance adopted in accordance with TRIBE’s governing documents reciting that it is the governing I aw of TRIBE, that this Agreement, the Management Agreement, Loan Agreement, Note, Security and Reimbursement Agreement and the exhibited documents attached thereto are the legal and binding obligations of TRIBE, valid and enforceable in accordance with their terms;

(x) FHRI has satisfied itself as to the proper ownership and control of the Tribal Lands and its suitability for construction and operation of the contemplated Gaming Facility, and that all of the Legal Requirements and other requirements for lawful conduct and operation of the Enterprise in accordance with the Management Agreement have been met and satisfied;

(xi) for purposes of Class Ill Gaming, the Compact has been signed by the Secretary of the Interior and published in the Federal Register as provided in 25 U.S.C. Section 2710(d)(8)(D);

(xii) the satisfactory completion of all necessary and applicable feasibility studies required for the development, construction and operation of the Gaming Facility;

(xiii) receipt by FHRJ of all applicable licenses for or related to the development, construction and operation of the Gaming Facility; and

(xiv) receipt by FHRI of TRIBE’s approval of the Plans and Specifications of the Gaming Facility.

TRIBE agrees to cooperate and use its best efforts to satisfy all of the above conditions at the earliest possible date. FHRI agrees to memorialize the satisfaction of each of (vi) and (viii), as well as the Effective Date, in writings signed by FHRI and delivered to TRIBE and to the Chairperson of the NIGC.

“ENTERPRISE” shall mean the enterprise of TRIBE created to engage in Class II and Class III Gaming at the Gaming Facility, and which shall include any other lawful commercial activity allowed in the Gaming Facility including, but not limited to the operation of a hotel, RV Park, retail stores, restaurants, entertainment facilities, or the sale of fuel, food, beverages, alcohol, tobacco, gifts, and souvenirs.

“FIXTURES AND EQUIPMENT” shall mean all furniture, fixtures and equipment (excepting “Operating Equipment” as hereinafter defined) required for the operation of the Enterprise in accordance with the standards set forth in this Agreement, including, without limitation:

(xv) cashier, money sorting and money counting equipment, surveillance and communication equipment, and security equipment;

(xvi) slot machines, video games of chance, table games, bingo equipment, keno equipment and other gaming equipment;

(xvii) office furniture and equipment;

(xviii) specialized equipment necessary for the operation ‘of any portion of the Enterprise for accessory purposes, including equipment for kitchens, laundries, dry clearing, cocktail lounges, restaurants, public rooms, commercial and parking spaces, and recreational facilities; and

(xix) all other furnishing and equipment hereafter located and installed in or about the Gaming Facility which are used in the operation of the Enterprise in accordance with the standards set forth in this Agreement.

“FHRI” shall mean Full House Resorts, Inc. or its affiliates.

“GAMING” shall mean any and all activities defined as Class II and Class Ill Gaming pursuant to IGRA.

“GAMING FACILITY” shall mean the buildings, structures and improvements located on the Tribe’s Tongue River Reservoir Lands and all Furniture, Fixtures and Equipment attached thereto, forming a part of, or necessary for the operation of the Enterprise.

“IGRA” shall mean the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. Section 2701 et. seq. as same may, from time to time, be amended.

“INTERIM PROMISSORY NOTE” shall have the meaning described for one or more promissory notes to be executed by TRIBE in favor of FHRI pursuant to this Agreement, the Management Agreement which shall include but not be limited to signing advance, tribal consultant advances, monthly advances, equity advances, land advances and any other funds advanced to or on behalf of TRIBE.

“LEGAL REQUIREMENTS” shall mean any and all present and future judicial, administrative, and tribal rulings or decisions, and any and all present and future federal, state, and tribal laws, ordinances, rules, regulations, permits, licenses and certificates, in any way applicable to TRIBE, FHRI, the Tribal Lands, the Gaming Facility, and the Enterprise, including without limitation, the IGRA, the Compact, and Tribal Gaming Ordinance.

“LENDER” shall mean the financial institution agreed upon by the parties to provide the funding necessary to design, construct, and equip the Facility, and provide start-up capital for the Enterprise.

“LOAN” shall mean the loan to TRIBE to be made pursuant to the Loan Agreement.

“LOAN AGREEMENT” shall mean the loan agreement in a principal amount of up to $16,000,000, to be entered into between TRIBE and FHRI, or between TRIBE and the Lender, but in any event FHRJ will cause to be loaned the above proceeds which are to be used exclusively for Gaming Developments, the design construction, furnishing and equipping of the Gaming Facility and/or providing start-up and working capital for the Enterprise.

“MANAGEMENT AGREEMENT” shall mean the agreement being negotiated by TRIBE and FHRI pursuant to which FHRI will manage the Enterprise.

“NATIONAL INDIAN GAMING COMMISSION” (“NIGC”) is the commission established pursuant to 25 U.S.C. Section 2704.

“NET REVENUES” shall have the meaning set forth in the Management Agreement.

“NOTE” shall mean the promissory note to be executed by TRIBE pursuant to the Loan Agreement, which shall evidence a loan to TRIBE, in an amount up to $16,000,000, from either the Lender and/or FHRI.

“PLANS AND SPECIFICATIONS” shall mean the final Plans and Specifications approved for the Gaming Facility as described in this Agreement.

“PROJECT” shall mean the planning, construction, and development of the temporary and permanent Gaming Facility.

“SECURITY AND REIMBURSEMENT AGREEMENT” shall mean that agreement to be entered into between FHRI and TRIBE which shall set out the security interest of FHRI and reimbursement obligation of TRIBE relating to the Loan and the Interim Promissory Note.

“STATE” shall refer to the State of Montana.

“TRIBE” shall mean the Northern Cheyenne Tribe.

“TEMPORARY GAMING FACILITY” shall mean a class II and/or class III gaming facility which, if deemed feasible by FHRI and TRIBE in the manner described in this Agreement, may be constructed on an accelerated basis concurrently with the construction of the permanent Gaming Facility with a goal of opening within the first 90 to 120 days after the Effective Date. If the parties agree that it is economically feasible, said facility may also offer Class II gaming.

“TERM” shall mean the term of this Agreement as described in Article 8.

“TRIBAL CONSULTANTS” shall mean in this Agreement as described in Article 9, section 9.1, (iii) the Administrative Assistant to the Council and Tribal Consulting Attorney.

“TRIBAL COUNCIL” shall mean the duly elected governing body of TRIBE.

“TRANSITION LOAN” shall have the meaning described in Section 9.3.

“TRIBAL DISTRIBUTIONS” shall have the meaning described in Section 9.2(u).

“TRIBAL LANDS” means all lands presently and in the future held in trust for the TRIBE and all lands within the confines of the Tribe’s reservation and to such lands as may thereafter be added thereto.

ARTICLE 2

INDEPENDENT AGREEMENT

Section 2.1 INDEPENDENT AGREEMENT. The objective of TRIBE and FHRI in entering into and performing this Agreement is to provide a legally enforceable procedure and agreement pursuant to which FHRI will make certain loans to TRIBE for the planning, negotiation of necessary agreements for, design and construction of the Gaming Facility prior to the approval of the Management Agreement by the NIGC and the obtaining of any other necessary approvals so that the Project can commence operations as soon as possible; and set forth the rights and obligations of the parties if approval of the Management Agreement by the NIGC does not occur or if the Project is unable to be developed for any other reason. This is intended to be a legally enforceable agreement, independent of the Management Agreement, which shall enter into effect when executed and delivered by the parties, and be enforceable between the parties regardless of whether or not this Agreement or the Management Agreement is approved by the Chairperson of the NIGC.

ARTICLE 3

SITE ACQUISITION

Section 3.1 SELECTION OF TRIBAL LANDS. In the event that the existing Tribal Trust Land will not be used as the site for the Gaming Facility, it is understood that additional land will be necessary because it is land locked and it is understood that acquisition of additional land may be necessary as a site for the Gaming Facility. Thus, in that event, as soon as reasonably possible after the date of this Agreement, FHRI shall recommend one or more sites to be acquired for the Tribal Gaming Facility (and the Temporary Gaming Facility, if it is determined to be feasible); and shall furnish the Tribal Council with a site including advice as to the suitability of each site for the Gaming Facility. It is expressly understood that TRIBE and FHRI shall investigate the acquisition of sites contiguous to existing tribal trust land.

Section 3.2 PURCHASE AGREEMENT. Upon approval of acquisition of a site by the mutual agreement of FHRI and the Tribal Council, FHRI shall negotiate a purchase contract or option agreement for purchase of the site by FHRI or its designee or nominee. Upon approval of the form of Purchase or Option Agreement proposed by FHRI by the Tribal Council, FHRI or its designee or nominee shall enter into the Purchase or Option Agreement with the seller of the site. It is mutually agreed that the site shall be transferred by FHRI to the United States to be held in trust for the benefit of TRIBE prior to or upon approval of a Tribal-State Compact. The actual closing of the real estate agreement and the transfer of title to the United States to be held in trust for the benefit of TRIBE may occur following the Effective Date, or at a time as may be necessary to secure approval by appropriate officials or agencies of the Management Agreement, the Compact and the approval of the Secretary of the Interior to take the site into trust for the benefit of TRIBE for gaming purposes. All amounts so advanced by FHRI shall be a part of the Transition Loan and shall be repaid to FHRI from the first proceeds of the Loan to the extent proceeds from the Loan are available for this purpose.

Section 3.3 LAND COSTS. FHRI will advance to TRIBE up an amount to be agreed upon to acquire land for the gaming facility in the event that additional land not already in trust is required for the project development.

Section 3.4 TRANSFER OF TRIBAL LANDS TO TRIBE. On or immediately following the Effective Date, or at such time as may be necessary to secure approval by appropriate officials or agencies, of the Management Agreement or the Compact and the approval of the Secretary of the Interior to take the land into trust for the benefit of TRIBE for gaming purposes, FHRI or its designee or nominee shall transfer title to the United States to be held in trust by the United States for the benefit of TRIBE for gaming purposes. Any amounts required to be paid to effect such transfer shall be paid by FHRI and shall be a part of the development cost of the Enterprise and repaid to FHRI from the first proceeds of the Loan.

Section 3.5 CONFIDENTIALITY. The parties agree on a reasonable efforts basis to keep the intended use of each site confidential until the Purchase Agreement has been executed and delivered by all parties to the Purchase Agreement.

ARTICLE 4

FEASIBILITY STUDIES

Section 4.1 FEASIBILITY STUDY. As soon as reasonably possible after the signing of this Agreement by both parties, FHRI shall perform a feasibility study to explore the design, cost, size and projected economic benefit of the Gaming Facility within the scope of the Enterprise. A copy of the feasibility study shall be furnished by FHRI to the Tribal Council. All actual costs incurred by FHRI to perform or cause the feasibility study to be performed shall be included as part of the development cost of the Enterprise and repaid to FHRI as a Transition Loan or from the first proceeds of the Loan to the extent available for this purpose.

Section 4.2 FEASIBILITY DETERMINATION. After said feasibility study has been furnished to the Tribal Council, the Tribal Council and FHRI shall jointly determine the size and scope of the Gaming Facility and whether or not to include the Temporary Gaming Facility within the Enterprise. Inclusion of the Temporary Gaming Facility within the Enterprise shall be dependent upon an agreement between FHRI and TRIBE with respect to such additional matters as may need to be addressed in order to fully provide for said Temporary Gaming Facility. Construction and operation of the Temporary Gaming Facility shall in no way limit the full term of the Management Agreement for the Gaming Facility. The terms, conditions and provisions of this Section 4.2 shall control and take precedence over any contrary terms, conditions and provisions contained in this Agreement.

ARTICLE 5

DESIGN PHASE

Section 5.1 EMPLOYMENT OF ARCHITECT. FHRI and the Tribal Council shall contract with an Architect and/or Engineer for the Enterprise. Thereafter the Tribal Council shall, with the assistance and concurrence of FHRI, negotiate and enter into a contract in the name of TRIBE, with this Architect and/or Engineer, provided that such company or individual is a duly licensed Architect and/or Engineer (the “Architect”) familiar with the design of gaming facilities. This Agreement shall be for the purpose of performing certain services in connection with the design and construction of the Gaming Facility (and the Temporary Gaming Facility and/or the Bingo and Entertainment Hall, if included) including site development. TRIBE’s agreement with the Architect shall be in the form of a contract (the “Design Agreement”) approved by FHRI and the Tribal Council. The scope of the project contemplated by this Agreement (the “Project”) including the Gaming Facility (and the Temporary Facility, if included), shall be stated

and established in the Design Agreement, and shall be subject to the mutual approval of the parties. The Design Agreement shall also provide for and establish appropriate design packages (“Design Packages”), each including portions of the Enterprise. The Design Agreement shall allow FHRI the right and responsibility to supervise, direct, control and administer the duties, activities and functions of the Architect and to efficiently carry out its covenants and obligations under this Agreement; but the Design Agreement shall provide that the Architect will consult closely with TRIBE and TRIBE consultants, and that major design elements shall be subject to approval by the Tribal Council. It is contemplated the scope of the Project will be substantially as described on Exhibit A, subject to such changes as may be necessary or appropriate taking into account competitive conditions, financing and other circumstances. The parties understand that market, compact, governmental or other conditions may change and it may be necessary to expand or decrease the scope of the project before construction is commenced.

Section 5.2 DESIGN AND CONSTRUCTION BUDGETS. FHRI, with the assistance and input of the Architect, shall submit to the Tribal Council, proposed budgets (collectively the “Development Budget”) for designing, constructing, furnishing and equipping the Gaming Facility, including the Temporary Gaming Facility, if any, and related costs which may be identified, prior to the commencement of design by the Architect. The Development Budget shall reflect planned phasing, if any. FHRI may, after notice to and approval by the Tribal Council, revise the aggregate Development Budget from time-to-time, as necessary or appropriate to reflect any unpredicted changes, variables or events or to include additional and unanticipated Project costs. FHRI may, at its sole discretion after notice to and approval by the Tribal Council, reallocate part or all of the amount budgeted with respect to any line item to another line item and to make such other modifications to the Development budget as FHRI deems necessary or appropriate, provided that: (i) the cumulative modifications of the Development Budget for all Design Packages shall not, without FHRI’s prior approval and the Tribal Council’s prior approval, exceed the approved aggregate Development Budget, and (ii) such modifications do not otherwise conflict with the terms of this Agreement shall. Development Budget adjustments which otherwise vary from the terms of the Agreement shall, in addition to requiring FHRI’s approval require the approval of the Tribal Council. TRIBE acknowledges that the Development Budget is intended only to be a reasonable estimate of Project costs.

Section 5.3 CONCEPT DESIGN AND ENGINEERING. FHRI, shall prepare for the review and approval of the Tribal Council, a statement of requirements for the Gaming Facility, and the Temporary Gaming Facility, if any, including, but not limited to, planned phasing, if any, a program of preliminary objectives, schedule requirements, design criteria, including assumptions regarding HVAC demands, space requirements and relationships, special equipment and site requirements.

Section 5.4 PRELIMINARY PROGRAM EVALUATION. FHRI shall prepare, for the review and approval of the Tribal Council, a preliminary evaluation of the proposed Project including, but not limited to a feasibility study, planned phasing, if any, schedule, Development Budget requirements, and alternative approaches to Project design and construction. Based upon the agreed-upon schedule, Development Budget requirements and design, the Architect shall prepare schematic design documents consisting of drawings and other documents illustrating the scale and relationship of the Gaming Facility, the Temporary Gaming Facility, if any, and any other Enterprise components, as well as a preliminary estimate of Enterprise costs based upon the proposed area, size and scope of the Enterprise.

Section 5.5 DESIGN DEVELOPMENT. Upon final approval of the schematic design documents by the Tribal Council and FHRI, the Architect shall prepare design development documents consisting of drawings and other documents to fix and describe the size and character of the Project as to architectural, structural, mechanical and electrical systems, materials and such other elements and/or Design Packages as may be appropriate. Further, the Architect shall advise FHRI with respect to, and update, any Development Budget estimates. FHRI shall submit to the Tribal Council for its review and approval, finalized versions of the design development documents prepared by the Architect and agreed to by FHRI.

Section 5.6 CONSTRUCTION DOCUMENTS. Based upon the approved design development documents and any further adjustments in the scope and quality of the Project or in the Development Budget, the Architect shall prepare for approval by FHRI and the Tribal Council, construction documents consisting of preliminary drawings and specifications setting forth the general requirements for construction of the Project. The Architect shall proceed with completion of detailed plans and specifications (the “Plans and Specifications”) as they relate to construction or portions of the Gaming Facility in the order such portions are to be completed or in the order required for sequential completion, and shall proceed with completion for all Plans and Specifications as soon as reasonably possible given construction scheduling and the intended progress of Project work. The Architect shall advise the Tribal Council of any adjustments to previous Development Budget estimates. Copies of all construction documents and all notices of Design Budget adjustments shall be forwarded to the Tribal Council to keep it informed of the progress of the work and the projected costs of the Project.

Section 5.7 PLANS AND SPECIFICATIONS. As portions of the detailed Plans and Specifications are completed for segments of the Project, the Architect shall be required to submit duplicate copies of those portions of the Plans and Specifications to FHRI and to the Tribal Council (for approval prior to release of such documents to prospective bidders for bidding and prior to commencement of construction of such portions).

Section 5.8 COMPLIANCE WITH CONSTRUCTION STANDARDS, ENVIRONMENTAL LAWS AND REGULATIONS. The Gaming Facility shall be designed and constructed so as to adequately protect the environment and the public health and safety. The design, construction and maintenance of the Gaming Facility shall, except to the extent a particular requirement or requirements may be waived in writing by the Tribal Council, meet or exceed all reasonable minimum standards pertaining to TRIBE and State building codes, fire codes and safety and traffic requirements), which would be imposed on the Enterprise by existing State or Federal statutes or regulations or codes which would be applicable if the Gaming Facility were located outside of the jurisdictional boundaries of TRIBE, even though those requirements may not apply within TRIBE’s jurisdiction boundaries. To the extent that TRIBE may adopt more stringent requirements, those requirements shall govern. Nothing in this subsection shall grant to the State or any political subdivision thereof any jurisdiction (including but not limited to, jurisdiction regarding zoning or property use) over the Enterprise or its development, management and operation.

Section 5.9 ADVANCE OF FUNDS FOR DESIGN WORK. Notwithstanding any lack of approval of the Management Agreement or this Agreement by the NIGC, FHRI shall advance such funds as are reasonably necessary to proceed with site and facility planning, architectural renderings and plans, including payments to the Architect pursuant to the Design Agreement, engineering and environmental services, working drawings and construction contract bidding documents, and the advances shall be repaid to FHRI as a Transition Loan or from the first draws under the Loan to the extent proceeds of the Loan are available for this purpose. After the Effective Date, the Architect shall be compensated for services rendered in accordance with the Design Agreement out of Loan proceeds, subject to and in accordance with the terms, conditions and provisions of the Loan Agreement.

ARTICLE 6

CONSTRUCTION PHASE

Section 6.1 SELECTION OF CONTRACTOR OR CONSTRUCTION MANAGER. FHRI shall, in consultation with the Architect, initiate a pre-bid selection process in order to pre-qualify prospective general contractors and/or construction managers in connection with the construction of the Gaming Facility. FHRI shall submit the list of pre-qualified general contractors and/or construction managers to the Tribal Council, together with FHRI’s recommendations, for its review, comment and approval. Special consideration shall be given in the selection of contractors and/or construction managers to companies located in the State and companies with a proven history of effective employment of Native American and local subcontractors. The parties will work together to strive for maximum possible use of qualified Native American contractors and subcontractors.

Section 6.2 VENDOR PREFERENCES. In entering contracts for the supply of goods and services for the Enterprise, including the selection of contractors and/or construction managers, subcontractors and suppliers, FHRI shall give preference to qualified members of the Northern Cheyenne Tribe, and other qualified Indian Tribes who reside on or near the Tribal Lands, who are able to provide services at competitive prices and have the skills and abilities to perform tasks to be undertaken in an acceptable manner, in FHRI’s opinion, and can meet the reasonable bidding requirements of FHRI. FHRI shall provide written notice to TRIBE in advance of all such contracting, subcontracting and construction opportunities.

Section 6.3 PROPOSAL REVIEW. Subsequent to the pre-qualification of prospective contractors and/or construction managers, FHRI shall conduct a review of responsive proposals for the construction of the Project, and FHRI shall negotiate and propose to the Tribal Council a construction management agreement and/or construction contract or contracts (collectively “Contract Documents”) with a well-qualified construction manager, contractor, and/or contractors subject to the approval of the Tribal Council. The successful contractor, contractors and/or construction manager shall be properly licensed in the State; and shall be capable of furnishing a payment and performance bond satisfactory to FHRI and Tribal Council to cover the construction for which the contractor, contractors and/or construction manager may be retained.

Section 6.4 CONTRACTS. The TRIBE shall enter into the Contract with the parties selected and approved in the form negotiated by FHRI and approved by the Tribal Council. The Contract Documents shall provide that they may be canceled by either party if the Effective Date has not occurred by a specified fixed calendar date. The selected contractor, construction manager and/or other contracting parties shall be compensated solely from the Loan proceeds subject to, and in accordance with the terms, conditions and provisions of the Contract Documents and the Loan Agreement.

Section 6.5 CONTRACT DOCUMENT PROVISIONS. The Contract Documents shall (i) require the successful construction manager or general contractor and all contractors to be responsible for providing all materials, equipment and labor necessary to construct and equip the Project as necessary, including site development; (ii) shall include appropriate provisions assuring nonpayment of State sales and use tax for goods and materials in the Project (to the extent said exemption is available for the Project); and (iii) require said construction manager or general contractor and all contractors to construct the Project in accordance with the Plans and Specifications, including any changes or modifications thereto approved by the Tribal Council. The Contract Documents will provide for insurance conforming to the applicable insurance requirements of the Management Agreement, appropriate lien waivers, and for construction schedules by which milestones, progress payments and late penalties, if any, may be calculated. Nothing in this section shall prohibit TRIBE from entering into a contract pursuant to which TRIBE agrees to procure the necessary construction materials for the project.

Section 6.6 CONSTRUCTION ADMINISTRATION. It is intended that the Contract Documents shall provide that FHRI shall be responsible for all construction administration during the construction phase of the Project. FHRI shall act as TRIBE’s designated representative and shall have full power and complete authority to act on behalf of TRIBE in connection with the Contract Documents. FHRI shall have control and charge of any persons performing work on the Project site, and shall interpret and decide on matters concerning the performance of any requirements of the Contract Documents. FHRI shall have the authority to reject work which does not conform to the Contract Documents. FHRI may conduct inspections to determine the date or dates of substantial completion and the Completion Date. FHRI shall observe and evaluate or authorize the observation and evaluation of Project work performed, review or authorize review of applications for payment for submission to TRIBE and review or authorize review and certification of the amounts due the contractors and/or construction manager.

Section 6.7 CONSTRUCTION COMMENCEMENT AND COMPLETION. The Contract Documents shall contain such provisions for the protection of TRIBE and FHRI as TRIBE and FHRI shall deem appropriate; shall provide that the construction of the Project shall commence on the Effective Date following and subject to the granting of all approvals necessary to commence construction; and shall also provide that any contractor shall exert its best efforts to complete construction within such time as TRIBE and FHRI agree following the commencement of construction. All contractors shall warrant their respective portions of the work to be performed to be free of defects for at least one year after the Completion Date.

ARTICLE 7

FURNITURE, FIXTURES AND EQUIPMENT

Section 7.1 SELECTION OF FURNITURE, FIXTURES AND EQUIPMENT. FHRI shall select and propose to the Tribal Council vendors for purchase by TRIBE of equipment, furniture and fixtures required to operate the Enterprise. Alternatively, FHRI may arrange for the procurement of equipment, furniture and fixtures on lease terms as may be approved by the Tribal Council. Any commitments for the procurement of equipment, furniture and furnishing shall, however, become binding on TRIBE only upon the Effective Date.

ARTICLE 8

TERM

Section 8.1 TERM. This Agreement shall enter into and remain in full force and effect from the date of execution hereof for a period ending when the obligations of the parties pursuant to Article 9 of this Agreement have expired or until all obligations owed to FHRI by TRIBE pursuant to this Agreement, the Management Agreement and any Interim Promissory Note have been satisfied in full, whichever is later; provided, however, that nothing herein shall prohibit FHRI and TRIBE from agreeing in a separate writing that the obligations of this Agreement shall be subsumed into any one or all of the other agreements between the parties immediately upon the Effective Date thereof and that, at such time as the obligations hereof are so subsumed, this Agreement shall, except to the extent contrary to the express terms hereof, automatically terminate.

ARTICLE 9

ADVANCES BY FHRI

Section 9.1 OPERATING ADVANCES BY FHRI TO TRIBE. FHRI will advance the following funds to TRIBE. Beginning immediately after the execution of this Agreement until the Commencement Date, FHRI will advance TRIBE $3,000.00 per month. The parties agree that there may also be certain unanticipated and unexpected legal expenses of the Enterprise which may occur, In that event, upon the approval of both FHRI and TRIBE, which approval shall not be unreasonably withheld, the parties agree to increase the monthly advances to cover those costs. The signing advance and the monthly advances to TRIBE shall include the Tribal Consultants’ fees.

Section 9.2 LOAN COMMITMENT. FHRI shall be responsible for arranging for a development loan to TRIBE to finance the development of the Gaming Facility. Within ninety (90) days following the Effective Date, FHRI will provide to TRIBE a preliminary conditional Letter of Commitment to fund the facility in the sum not to exceed $16,000,000 contingent upon compliance with all applicable federal, tribal and state laws. Within one hundred twenty (120) days following the Effective Date, FHRI shall provide a firm financing commitment acceptable to TRIBE, to finance the acquisition of the Tribal Lands and to pay for all costs of design, development, construction and opening of the Gaming Facility, including but not limited to all planning, professional fees, land acquisition costs, development, infrastructure improvements, construction and pre-opening costs, fees and expenses (the “Loan”) on terms to TRIBE as follows:

(i) The principal of the Loan shall be for an amount up to $16,000,000.00

(ii) The Loan shall be repayable solely out of revenues of the Gaming Facility, as provided in the Management Contact, and shall be a limited recourse obligation of TRIBE, with no recourse to other tribal assets, including the Tribal Lands and the tangible assets of the Gaming Facility, or to revenues received by TRIBE after distribution from the Enterprise (“Tribal Distributions”) or to assets purchased with Tribal Distributions, provided that TRIBE shall provide limited waive immunity with respect to the Loan only to the extent provided in subsection (vii) of this Section as to future net revenues of Tongue River Reservoir gaming facility.

(iii) TRIBE shall covenant not to encumber any of the assets of the Gaming Facility without FHRI’s prior written consent. However, TRIBE shall have the right to grant subordinate security interests in Gaming Facility revenues, as well as first priority security interests in any Gaming Facility assets other than personal property purchases with the proceeds of the Loan, but only if such security interests are granted to secure loans made to and for the benefit of the Gaming Facility and FHRI has been given at least thirty (30) days prior opportunity by TRIBE to make such loans on similar financial terms. For purposes of this Agreement the assets of the Facility, as defined by Generally Accepted Accounting Principals shall not include TRIBE’s share of the distributable proceeds of the facility after they are transferred to TRIBE’s general account.

(iv) The Loan shall not be assignable by either FHRI or TRIBE without the reasonable written consent of the non-assigning party. This restriction on assignment shall not be construed to impede a sale of FHRI to a third party.

(v) TRIBE shall consent to arbitration, jurisdiction in state and federal court, and to State law as the law governing the Loan Agreement as provided for and limited by Article 14 of this Agreement.

(vi) The Loan may be made directly by the Lender to TRIBE, provided that the Loan is totally non-recourse to TRIBE and otherwise conforms with the terms set forth in this Section 9.2.

(vii) TRIBE will waive sovereign immunity with respect to the Loan to the extent set forth in Article 14: (a) if FHRI makes the Loan directly to TRIBE, (b) if a Lender makes the Loan and FHRI subsequently becomes the holder of the Loan, and (c) to reimburse FHRI if FHRI’s guarantee of the Loan is called due to a payment default by TRIBE; and upon execution of the Loan Agreement shall enter into an enforceable reimbursement agreement with FHRI secured by a first security interest in Gaming Facility revenues (the “Security and Reimbursement Agreement”) to secure repayment of the Loan (a) if FHRI makes the Loan directly to TRIBE, (b) if a Lender makes the Loan and FHRI subsequently becomes the holder of the Loan through assignment or otherwise, to the extent of FHRI’s holding or participation in the Loan, and (c) to reimburse FHRI if FHRI’s guarantee of the Loan is called due to a payment default by TRIBE. The Security and Reimbursement Agreement shall be in the form attached hereto as Exhibit B.

(viii) It shall be a condition of the loan commitment that a management agreement between TRIBE and FHRI in substantially the form of the draft Management Agreement and this Development Agreement, be approved by the Chairman of the NIGC.

Section 9.3 TRANSITION LOANS. FHRI shall make loans for the purposes and as set forth in Section 9.1 and Section 9.4 (each a “Transition Loan”) to TRIBE, upon the terms set forth in the form of the promissory note attached hereto (the “Interim Promissory Note”). Each advance of funds to TRIBE by FHRI as part of any Transition Loan shall be evidenced by the Interim Promissory Note, duly authorized and executed by TRIBE, setting forth the applicable terms of this Agreement. Payments under the Interim Promissory Note shall be repayable as unsecured, limited recourse, with an interest rate of a per annum variable rate no greater than the prime rate published in the Wall Street Journal plus one percent (1%), but no to exceed FHRI’s cost to borrow funds, bearing obligations of TRIBE payable solely out of Gaming Facility revenues, as provided in the Management Contract, in twelve (12) equal monthly payments commencing on the 15th day of the month after the month in which the Commencement Date occurs.

Section 9.4 ADVANCES ON LOAN. FHRI will provide the following funds to TRIBE as advances on the Loan to be repaid with an interest rate of a per annum variable rate no greater than the prime rate published in the Wall Street Journal plus one percent (1%), but no to exceed FHRI’s cost to borrow funds:

(i) GAMING FACILITY SITE ACQUISITION FUNDS. For funding one or more Purchase Agreements, pursuant to Section 3.2.

(ii) SITE PLANNING AND DESIGN DEVELOPMENT. FHRI shall advance the funding for the work described in Articles 4, 5, and 6 of this

Agreement performed prior to the Effective Date as provided in those Articles, including without limitation, land survey, civil engineering, architect, drafting and site work fees and expenses.

(iii) TRIBAL ADVANCES. Amounts advanced to the Tribe as a stipend, for professional, administrative and related fees and expenses and other approved advances to the Tribe

Section 9.5 CESSATION OF PAYMENTS. In the event a Tribal-State compact is not entered into or the Management Agreement is not approved by the Chairman of the NIGC or land is not taken into trust or an agreed site is not approved for gaming within two (2) and 1/4 years of the date of this Agreement, FHRI, at its sole discretion, may terminate the payments being made under this Agreement until said compact has been completed.

Section 9.6 APPROVAL OF PAYMENTS. Except for amounts specifically set forth herein as Loan Advances, FHRI shall submit for approval by the Tribe of any contract, arrangement, stipend, fee or expense which is an advance under the Loan. The Tribe shall approve as reimbursable such contract, arrangement, stipend, fee or expense on a form provided for that purpose.

ARTICLE 10

EXCLUSIVITY

Section 10.1 EXCLUSIVITY REGARDING GAMING FACILITY. During the term of this Agreement, FHRI shall have an exclusive relationship with TRIBE regarding the development of the Gaming Facility on the Tongue River Reservoir Lands.

Section 10.2 EXCLUSIVITY. TRIBE shall deal exclusively with FHRI for commercial and gaming development as set forth in Exhibit A on the Tongue River Reservoir Lands for a period beginning on the date of execution of this Agreement and ending upon termination of the Management Contract. Nothing contained herein shall be deemed to restrict FHRI’s gaming development activities related to commercial or Indian gaming.

ARTICLE 11

REPRESENTATIONS, WARRANTIES, AND COVENANTS

Section 11.1 REPRESENTATIONS AND WARRANTIES OF TRIBE. TRIBE represents and warrants to FHRI as follows:

(i) TRIBE execution, delivery and performance of this Agreement, the Management Agreement, and Interim Promissory Note, and a II other instruments and agreements executed in connection with this Agreement have been properly authorized by TRIBE and do not require further approval.

(ii) This Development Agreement, the Management Agreement, and Interim Promissory Note and all other instruments and agreements executed in connection with this Agreement have been properly executed, and once approved in accordance with Legal Requirements constitute TRIBE’s legal, valid and binding obligations, enforceable against TRIBE in accordance with their terms.

(iii) That with regards to the Development Agreement, the Management Agreement, the Interim Promissory Note, and all other instruments and agreements executed in connection with this Agreement, that TRIBE shall not act or fail to act in any way whatsoever, directly or indirectly, to cause these Agreements to be amended, modified, canceled, or terminated, except pursuant to its express terms, or to cause FHRI to be unable to perform its obligations or to develop the project as required or contemplated by these Agreements shall take all action necessary to ensure that these Agreements shall remain in full force and effect at all times.

Section 11.2 COVENANTS. The TRIBE covenants and agrees as follows:

(i) That promptly after the execution of this Agreement TRIBE will take all steps necessary to negotiate a Tribal-State Compact with the State of Montana and adopt and obtain approval by the Chairman of the NIGC a gaming ordinance and that will meet the requirements of IGRA and the applicable regulations under IGRA and be consistent with the provisions of this Agreement, the Management Agreement, the Interim Promissory Note, and all other instruments and agreements executed in connection with this Agreement and not adversely affect the rights of FHRI hereunder and thereunder. When adopting the Gaming Ordinance, TRIBE will give FHRI the opportunity to review and comment on the drafts thereof. Pursuant to the Gaming Ordinance, TRIBE will promptly establish a Tribal Regulatory Authority.

(ii) TRIBE agrees to enter into the Loan Agreement, and execute the Note and to take and perform such other actions as may be necessary to carry out the purposes of this Agreement, the Management Agreement, the Interim Promissory Note, and all other instruments executed in connection with this Agreement and the Related Agreements in accordance with the terms of the Compact, the legal requirements pertaining to the Tribal Lands, and factual particulars for development, construction and operation of the Gaming Facility for Class II & III Gaming.

(iii) That during the term of this Development Agreement and the Management Agreement, TRIBE shall not unnecessarily or in bad faith enact any law impairing the obligations of contracts entered into in furtherance of the financing, development, construction, operation and promotion of gaming on Tribal Lands. Neither the Tribal Council nor any committee, agency, board or other official body, and no officer or official of TRIBE shall, by exercise of the police power or otherwise, act unnecessarily or in bad faith to modify, amend, or in any manner impair the obligations of contracts entered into by the Tribal Council or other parties in furtherance of the financing, development, construction, operation, or promotion of gaming on Tribal Lands without the written consent of the non-tribal parties to such contracts. TRIBE warrants that any changes in Tribal law and any exercise of its police power in these areas shall be a good faith effort to ensure that gaming is conducted in a manner that adequately protects the environment, the public health and safety and the integrity of the Enterprise and to insure compliance with applicable law or to perform an essential governmental function of TRIBE. Any such action or attempted action taken in violation of this warranty shall be void ab initio.

(iv) That TRIBE will waive sovereign immunity on the limited basis described in Article 14 with respect to the Loan (a) if FHRI makes the Loan directly to TRIBE, (b) if a Lender makes the Loan and FHRI subsequently becomes the holder of the Loan through assignment or otherwise, to the extent of FHRI’s holding or participation in the Loan, and (c) to reimburse FHRI if FHRI’s guarantee of the Loan is called due to a payment default by TRIBE; and upon the Effective Date shall enter the Security and Reimbursement Agreement to secure repayment of the Loan (a) if FHRI makes the Loan directly to TRIBE, (b) if a Lender makes the Loan and FHRI subsequently becomes the holder of the Loan though assignment or otherwise, to the extent of FHRI’s holding or participation in the Loan, (c) to reimburse FHRI if FHRI’s guarantee of the Loan is called due to a payment default by TRIBE;

(v) That TRIBE will waive sovereign immunity on the limited basis described in Article 14 and enter into the Security and Reimbursement Agreement to secure repayment of any amounts owing to FHRI or its Affiliates pursuant to Section 13.3.

(vi) That this Agreement, the Management Agreement, the Loan Agreement, the Note, the Interim Promissory Notes, the Security and Reimbursement Agreement, and each other contract contemplated by this Agreement shall be specifically enforceable in accordance with their respective terms.

(vii) That in its performance of this Agreement, TRIBE shall comply with all Legal Requirements.

Section 11.3 REPRESENTATIONS AND WARRANTIES OF FHRI. FHRI represents and warrants to TRIBE as follows:

(i) FHRI has the financial contacts, business acumen, experience and capability to make or secure all advances and loans to TRIBE described in this Development Agreement.

(ii) FHRI’s execution, delivery and performance of this Agreement and all other instruments and agreements executed in connection with this Agreement have been properly authorized by FHRI and do not require further approval.

(iii) This Agreement has been properly executed, and once approved in accordance with Legal Requirements, constitutes FHRI’s legal, valid and binding obligations are enforceable against FHRI in accordance with its terms.

(iv) There are no actions, suits or proceedings pending or threatened against or affecting FHRI before any court or governmental agency that would in any material way affect FHRI’s ability to perform this Agreement.

(v) That FHRI shall not act in any way whatsoever, directly or indirectly, to cause this Agreement to be amended, modified, canceled, or terminated, except pursuant to its terms, and shall take all actions necessary to ensure that this Agreement shall remain in full force and effect at all times.

Section 11.4 COVENANTS. FHRI covenants and agrees that in its performance of this Agreement, it will comply with all Legal Requirements.

ARTICLE 12

EVENTS OF DEFAULT

Section 12.1 EVENTS OF DEFAULT BY TRIBE. FHRI shall not be obligated to loan TRIBE any monies, provide the Loan commitment or make any advance on the Loan or otherwise perform its obligations under this Agreement pursuant to this Agreement if an Event of Default, as defined below, has occurred or if any of the representations and warranties made by TRIBE in this Agreement would not be true if made on the date such fee payment or loan advance would otherwise be made. In addition, FHRI shall not be obligated to make any loan advance to TRIBE pursuant to this Agreement unless and until FHRI receives the duly authorized and executed versions of the Security and Reimbursement Agreement, and the Interim Promissory Note. Each of the following shall be an “Event of Default”:

(i) TRIBE shall fail to pay when due the Interim Promissory Note or any other indebtedness to FHRI that TRIBE owes or has guaranteed and such failure shall continue for twenty (20) days after FHRI has given TRIBE written notice of this Breach;

(ii) Any event referred to in any Interim Promissory Note that permits FHRI to declare the Interim Promissory Note due and payable shall occur;

(iii) TRIBE shall breach any of it’s obligations under this Agreement and such breach is not substantially cured twenty (20) days after FHRI gives TRIBE written notice thereof.

(iv) Any representation or warranty that TRIBE has made under this Agreement or any other Related Agreement shall prove to have been untrue when made.

(v) TRIBE violates the provisions of Article 10 of the Agreement.

(vi) TRIBE commits any material breach of the Management Agreement or the Security and Reimbursement Agreement.

If any Event of Default described in above occurs, FHRI’s commitments under this Agreement shall automatically terminate and any outstanding Interim Promissory Note and all of TRIBE’s other obligations to FHRI under this Agreement and the Management Agreement shall immediately become due and payable and upon written notice to TRIBE, declare FHRI commitment to make advances under this Agreement terminated and/or declare the principal balance of each Interim Promissory Note and any accrued interest to be immediately due, and FHRI may exercise any other rights and remedies available to FHRI by law or agreement. FHRI has the right to set off all sums owing by TRIBE to FHRI against all credits TRIBE may have with, and any claims TRIBE may have against FHRI at any time after the Event of Default occurs.

Section 12.2 EVENTS OF DEFAULT BY FHRI. TRIBE shall not be obligated to perform its obligations under this Agreement pursuant to this Agreement if an Event of Default, as defined below, has occurred or if any of the representations and warranties made by FHRI in this Agreement would not be true if made on the date such performance would otherwise be due. Each of the following shall be an “Event of Default”.

(i) FHRI shall fail to make advances required by this Agreement, and such failure shall continue for twenty (20) days after TRIBE gives FHRI written notice thereof;

(ii) FHRI shall breach any of FHRI’s obligations under this Agreement and such breach shall continue for twenty (20) days after TRIBE gives FHRI written notice thereof.

(iii) Any representation or warranty that FHRI has made under this Agreement or any other Related Agreement shall prove to have been untrue when made.

(iv) FHRI violates the provisions of Article 11 of this Agreement.

(v) FHRI shall be in material breach under the Management Agreement.

(vi) FHRI has filed for relief under Title 11 of the United States Code or has suffered the filing of an involuntary petition under Title 11 which is not dismissed within one (1) year after filing;

(vii) FHRI has a receiver appointed to take possession of all or substantially all of FHRI’s property, which appointment is not promptly dismissed or vacated; or

(viii) FHRI has suffered an assignment for the benefit of creditors, which assignment is not promptly dismissed or vacated.

If any Event of Default described in clause (iv) above occurs, TRIBE’s commitments under this Agreement shall automatically terminate. If any other Event of Default occurs, TRIBE may, upon written notice to FHRI, exercise any other rights and remedies available to TRIBE by law or agreement. TRIBE has the right to set off all sums owing by FHRI to TRIBE against all credits FHRI may have with, and any claims FHRI may have against, TRIBE at any time after an Event of Default occurs.

ARTICLE 13

TERMINATION

Section 13.1 VOLUNTARY TERMINATION. This Agreement may be terminated upon the mutual written consent and approval of the parties.

Section 13.2 TERMINATION FOR CAUSE. Either party may terminate this Agreement if the other party commits or allows to be committed any material breach of this Agreement. A material breach of this Agreement means a failure of either party to perform any material duty or obligation on its part for any twenty (20) consecutive days after notice. Neither party may terminate this Agreement on grounds of material breach (not including any Event of Default) unless it has provided written notice to the other party of its intention to terminate this Agreement and the defaulting party thereafter fails to cure or take steps to substantially cure the default within thirty (30) days following receipt of such notice. The notice shall describe in detail the nature of he breach and the section of this Agreement alleged to have been violated. During the periods specified in the notice to terminate, either party may submit the matter to arbitration under Article 14 of this Agreement. The discontinuance or correction of a material breach shall constitute a cure thereof. In the event of any termination for cause, regardless of fault, FHRI shall retain the right to repayment of unpaid principal and any interest on all monies loaned by it to TRIBE whether pursuant to this Agreement or otherwise.

Section 13.3 TERMINATION IF TRIBE VIOLATES ARTICLE 10. If FHRI terminates this Agreement because of a violation by TRIBE of Article 10, TRIBE, in addition to its obligations to FHRI under the Interim Promissory Notes, agrees to repay FHRI for all amounts advanced by FHRI to TRIBE, or for TRIBE, pursuant to Article 9 of this Agreement, the Management Agreement or any other Related Agreement, that pursuant to this Agreement and TRIBE agrees that its obligation to repay such amounts shall be subject to Section 14.1 regarding arbitration related to waiver of sovereign immunity by TRIBE, other provisions of Article 14, and a Security and Reimbursement Agreement pursuant to Section 11.2.

Section 13.4 INVOLUNTARY TERMINATION DUE TO CHANGES IN LEGAL REQUIREMENTS. It is the understanding and the intention of the parties that the development, construction and operation of the Enterprise shall conform to and comply with all Legal Requirements. If during the term of this Agreement, the Enterprise or any material aspect of the Gaming contemplated by the parties pursuant to this Agreement is determined by the Congress of the United States, the United States Department of the Interior, the NIGC or the final judgment of a court of competent jurisdiction to be unlawful, the obligations of the parties hereto shall cease, and this Agreement shall be of no further force and effect; provided that:

(i) Any money loaned to TRIBE by or guaranteed by FHRI shall be repaid to FHRI immediately from Tribe share of undistributed proceeds of the gaming Enterprise.

(ii) TRIBE shall retain its interest in the title (and any lease) to the Enterprise’s assets, including all fixtures, supplies and equipment, subject to the rights of FHRI under the Security and Reimbursement Agreement and subject to any requirements of any financing agreements.

Section 13.5 REPAIR AND REPLACEMENT OF DAMAGED GAMING FACILITY. If the Gaming Facility is damaged, destroyed or condemned so that continued development and construction of Gaming cannot be or can no longer be continued at the Gaming Facility, the Gaming Facility shall be reconstructed if the insurance or condemnation proceeds are sufficient to restore or replace the Gaming Facility to a condition at least comparable to that before the casualty occurred. If FHRI elects to reconstruct the Gaming Facility and if the insurance proceeds or condemnation awards are insufficient to reconstruct the Gaming Facility to such condition, FHRI may, in its sole discretion, offer to loan such additional funds as are necessary to reconstruct the Gaming Facility to such condition and such funds shall, with the prior consent of the Tribal Council and NIGC, as appropriate, constitute a loan to the Enterprise, secured by the revenues from the Business and repayable upon such terms as may be agreed upon by the Tribal Council and FHRI. Any loan provided for herein shall not be subject to the ceiling set forth in this Development Agreement. TRIBE may also, in its sole discretion provide from tribal funds or borrow from a third party such funds as are necessary to rebuild the Gaming Facility. In such event, these funds shall be treated as a tribal loan to the Enterprise and shall be repaid under such terms and conditions as the Tribal Council and FHRI may agree upon. If the insurance proceeds are not sufficient and are not used to repair the Gaming Facility, and neither TRIBE nor FHRI wishes to provide the additional funds necessary to re-build and re-open the Gaming Facility, TRIBE and FHRI shall jointly adjust and settle any and all claims for such insurance proceeds or condemnation awards, and such proceeds or award shall be applied first, to the amounts due under the Note or Security and Reimbursement Agreement (including principal and interest); second, to any other loans; third, to any fees or costs owed to FHRI pursuant to the Management Agreement; fourth, any surplus shall be distributed to TRIBE.

Section 13.6 TRIBE’S RIGHT TO TERMINATE AGREEMENT. TRIBE may terminate this Agreement by written notice effective upon receipt if:

(i) Any Federal or State authority objects to the performance by FHRI of any obligation imposed on it under this Agreement and FHRI has not cured the circumstance, if it is within its control to cure, giving rise to the objection to performance within one hundred twenty (120) days. TRIBE’s ability to terminate this Agreement pursuant to this provision shall be tolled during any contest by FHRI of any such objection to its performance.

(ii) TRIBE has reason to believe that the performance by it or FHRI of any obligation imposed under this Agreement may reasonably be expected to result in the breach of any Legal Requirement and the parties have been unable to agree upon a waiver of such performance within twenty (20) days of written notice given by TRIBE.

(iii) FHRI’s failure to make any payment to TRIBE when due within the time specified in this Agreement after FHRI has received twenty 20 days written notice of its failure to pay.

ARTICLE 14

DISPUTE RESOLUTION

14.1. GENERAL. The parties agree that binding arbitration pursuant to this Article 14 shall be the remedy for all disputes, controversies and claims arising out of this Development Agreement, Management Agreement, the Note, Loan Agreement, the Security and Reimbursement Agreement, any documents or agreements references by any of these documents, any agreements collateral thereto, or any notice of termination thereof, including without limitation, any dispute, controversy or claim arising out of any of these agreements. The parties intend that such arbitration shall provide final and binding resolution of any dispute, controversy or claim, and that action in any other forum shall be brought only if necessary to compel arbitration, or to enforce an arbitration award or order.

(i) Each party agrees that it will use its best efforts to negotiate an amicable resolution of any dispute between FHRI and TRIBE arising from this Agreement. If TRIBE and FHRI are unable to negotiate an amicable resolution of a dispute within 14 days from the date of notice of the dispute pursuant to the notice section of this Agreement, or such other period as the parties mutually agree in writing, either party may refer the matter to arbitration as provided herein.

(ii) The TRIBE’s election to terminate this Agreement is, however, final and conclusive and not subject to dispute resolution between the parties, but only if the NIGC makes a final determination that FHRI is not suitable to hold a license. The parties recognize that minor revisions of contracts before the NIGC is routine, and an NIGC notice requesting revisions in the Agreement shall not be grounds for termination by TRIBE unless FHRI refuses to make the change necessary to obtain NIGC approval.

Section 14.2 ARBITRATION

(14.2.1.1) INITIATION OF ARBITRATION AND SELECTION OF ARBITRATORS. Arbitration shall be initiated by written notice by one party to the other pursuant to the notice section of this Agreement, and the Commercial Arbitration Rules oft he American Arbitration Association shall thereafter apply. The arbitrators shall have the power to grant equitable and injunctive relief and specific performance as provided in this Agreement. If necessary, orders to compel arbitration or enforce an arbitration award may be sought before the United States District Court for the District in the State where the Gaming Facility is or is to be located and any federal court having appellate jurisdiction over said court. If the United States District Court finds that it lacks jurisdiction, TRIBE consents to be sued in a Court of competent jurisdiction. The arbitrators shall be licensed attorneys, knowledgeable in federal Indian law and selected pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

(specifically including FHRI right to receive its management fees or TRIBE’s right to receive payments for loans from FHRI) the party whose rights have been declared invalid or unenforceable shall have the option to terminate this Agreement upon thirty (30) days’ written notice to the other party, without liability on the part oft he terminating party, but FHRI shall retain the right to repayment of unpaid principal and interest on all monies loaned to it by TRIBE whether pursuant to this Agreement or otherwise.

Section 14.3 ENTIRE AGREEMENT. This Agreement (together with the Exhibits and Management Agreement) sets forth the entire agreement between the parties hereto with respect to the subject matter hereof. All agreements, covenants, representations, and warranties, express or implied, oral or written, of the parties with respect to the subject matter hereof are contained herein. No other agreements, covenants, representations, or warranties, express or implied, oral or written have been made by any party to the other with respect to the subject matter of this Agreement. All prior and contemporaneous conversations, discussions, negotiations, possible and alleged agreements and representations, covenants and warranties with respect to the subject matter hereof, are waived, merged herein and superseded hereby. Each party affirmatively represents that no promises have been made to that party which are not contained in this Agreement, the Management Agreement, and the Exhibits, and stipulates that no evidence of any promises not contained in this Agreement, the Management Agreement, and the Exhibits, shall be admitted into evidence on their behalf. This Agreement shall not be supplemented, amended or modified by any course of dealing, course of performance or uses of trade and may only be amended or modified by a written instrument duly executed by officers of both parties.

ARTICLE 15

INDEMNIFICATION

Section 15.1 TRIBAL INDEMNITY. TRIBE hereby agrees to indemnify and will hold FHRI harmless from and against any and a II claims, demands, liabilities, actions, damages, costs, charges and expenses (including attorney fees) as a consequence, direct or indirect of TRIBE’s actions, conduct, or failure to act, including the actions, inactions or conduct or failure to act of any Tribal Council Member, Executive, Employee, Officer, Member, agent or representative.

Section 15.2 FHRI INDEMNITY. FHRI hereby agrees to indemnify and will hold TRIBE harmless from and against any and all claims, demands, liabilities, actions, damages, costs, charges and expenses (including attorney fees) as a consequence, direct or indirect of FHRI’s actions, conduct, or failure to act, including the actions, inactions or conduct or failure to act of any Director, Officer, Employee, agent or representative.

ARTICLE 16

TRIBAL RESOLUTION

Section 16.1 TRIBAL RESOLUTION. TRIBE Tribal Council has given the Tribal President authority to enter into this Agreement, the Management Agreement, the Interim Promissory Note and all other instruments and agreements executed in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

TRIBE		FULL HOUSE RESORTS, INC.

By:	/s/ Eugene Little Coyote	By:	/s/ Barth F. Aaron
	Printed Name: Eugene Little Coyote		Printed Name: Barth F. Aaron
	Tribal President		Title: Secretary

EXHIBIT A

SCOPE OF PROJECT

The project will be on the Tongue River Reservoir lands and is anticipated to be of the following scope:

•	Approximately 20,000 to 25,000 square feet of building

•	Approximately 300 electronic gaming devices

•	Area for the conduct of live poker games

•	A restaurant

•	An RV park

Future expansion may include”

•	Hotel

•	Additional food and beverage outlets

•	Expanded gaming area